EXHIBIT 10.1

                               GLOBAL SOURCES LTD.
                                  Canon's Court
                               22 Victoria Street
                             Hamilton HM 12, Bermuda

                                 --------------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
                             To Be Held May 10, 2004

                                 --------------

To Our Shareholders:

      NOTICE IS HEREBY given that a general meeting of the shareholders of Global Sources Ltd. (the "Company") will be held on May 10, 2004 at The Ritz Carlton, Hong Kong, Chater Room II, Function Room Level B1, Connaught Road, Central, Hong Kong, S.A.R. China at 10:15 a.m., local time, for the following purposes:

      1) To re-elect two members of the Board of Directors (the "Board") who are retiring by rotation and, being eligible, offering themselves for re-election;

      2)    To fix the number of Directors that comprise the whole Board at nine
            (9) persons, declare any vacancies on the Board to be casual vacancies and authorize the Board to fill these vacancies on the Board as and when it deems fit; and

      3) To re-appoint Ernst & Young as the Company's independent auditors until the next annual general meeting.

      The foregoing matters are described more fully in the accompanying Proxy Statement. While this Notice and Proxy Statement and the enclosed form of proxy are being sent only to shareholders of record and beneficial owners of whom the Company is aware as of March 29, 2004, all shareholders of the Company of record on the date of the meeting are entitled to attend the Annual General Meeting. The Company's audited financial statements for the year ended December 31, 2003 are included with the mailing of this Notice and Proxy Statement.

      We hope you will be represented at the Annual General Meeting by signing, dating and returning the enclosed proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. Your vote is important - as is the vote of every shareholder - and the Board appreciates the cooperation of shareholders in directing proxies to vote at the meeting.

      Your proxy may be revoked at any time by following the procedures set forth in the accompanying Proxy Statement, and the giving of your proxy will not affect your right to vote in person if you attend the Annual General Meeting.

                                             By order of the Board of Directors

                                             ONG MEI LING,
                                             Secretary
DATED:      April 16, 2004
            Hamilton, Bermuda

                               GLOBAL SOURCES LTD.
                                  Canon's Court
                               22 Victoria Street
                             Hamilton HM 12, Bermuda

                                 PROXY STATEMENT
                 For the Annual General Meeting of Shareholders
                                  May 10, 2004

      This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of GLOBAL SOURCES LTD., a Bermuda corporation (the "Company"), for use at the annual general meeting of shareholders of the Company to be held at The Ritz Carlton, Hong Kong, Chater Room II, Function Room Level B1, Connaught Road, Central, Hong Kong, S.A.R. China, on May 10, 2004 at 10:15 a.m., local time, and at any adjournments or postponements thereof (the "Annual General Meeting"). Unless the context otherwise requires, references to the Company includes Global Sources Ltd. and its subsidiaries. The proxy is revocable by (i) filing a written revocation with the Secretary of the Company prior to the voting of such proxy,
(ii) giving a later dated proxy, or (iii) attending the Annual General Meeting and voting in person. Shares represented by all properly executed proxies received prior to the Annual General Meeting will be voted at the meeting in the manner specified by the holders thereof. Proxies that do not contain voting instructions will be voted (i) FOR re-electing the two Directors retiring by rotation; (ii) FOR fixing the number of Directors that comprise the whole Board at nine (9), declaring any vacancies on the Board to be casual vacancies and authorizing the Board to fill these vacancies on the Board as and when it deems fit; and (iii) FOR re-appointing Ernst & Young as the Company's independent auditors until the next annual general meeting. In accordance with Section 84 of the Companies Act 1981 of Bermuda, the audited financial statements of the Company for the period from January 1, 2003 to December 31, 2003, enclosed herewith, will be presented at the Annual General Meeting. These statements have been approved by the Board of the Company. There is no requirement under Bermuda law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting.

      The Board has established March 29, 2004 as the date used to determine those record holders and beneficial owners of common shares, US$.01 par value per share (the "Common Shares"), to whom notice of the Annual General Meeting will be sent (the "Record Date"). On the Record Date, there were 26,318,949 Common Shares outstanding. The holders of the Common Shares are entitled to one vote for each Common Share held. On February 16, 2004, the Board approved a one-for-ten share dividend to be paid to all shareholders of record at March 1, 2004, which shares were issued on April 1, 2004. All information in this proxy statement regarding share ownership speaks as of the Record Date and does not include such bonus shares issued after such date. The presence, in person or by proxy, at the Annual General Meeting of at least two (2) shareholders entitled to vote representing more than 50% of the outstanding Common Shares as of the Record Date is necessary to constitute a quorum at the Annual General Meeting. All matters presented at the Annual General Meeting require approval by a simple majority of votes cast at the meeting. Only votes for or against a proposal count. Votes which are withheld from voting on a proposal will be excluded entirely and will have no effect in determining the quorum or the majority of votes cast. Abstentions and broker non-votes count for quorum purposes only and not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular proposal. Brokers that do not receive instructions are entitled to vote on the election of Directors and the re-appointment of the auditors.

      This Notice, Proxy Statement and enclosed form of proxy are first being mailed on or about April 16, 2004.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information concerning beneficial ownership of Common Shares of the Company outstanding at March 29, 2004 (i) by each person known by the Company to be the beneficial owner of more than five percent of its outstanding Common Shares, (ii) by each Director (and Director nominee) and executive officer of the Company and (iii) by all Directors and executive officers of the Company as a group. Unless otherwise indicated, the address of all Directors and officers is: 1 Sims Lane #08-01 Singapore 387355.

                                                                                                  Percentage
                                                                                                      Of
Name and Address of Beneficial Owner(1)                           Shares Beneficially Owned        Class(2)
---------------------------------------                           -------------------------       ----------

Hung Lay Si Co. Ltd.............................................         2,368,256(3)(4)              9.0%
   P.O. Box 219GT,
   British American Centre
   Georgetown, Cayman Islands

Merle A. Hinrichs...............................................        17,688,057(4)                67.2%
   23/F, Vita Tower
   29 Wong Chuk Hang Road
   Hong Kong

Harrington Trust Ltd............................................         2,176,926(5)                 8.3%
   Argyle House
   41 Cedar Avenue
   P.O. Box HM 1179
   Hamilton HM EX
   Bermuda

Jeffrey J. Steiner..............................................           333,461(6)                 1.3%

Eddie Heng Teng Hua                                                              *

J. Craig Pepples                                                                 *

Bill Georgiou                                                                    *

Sarah Benecke                                                                    *

David F. Jones                                                                   *

Roderick Chalmers                                                                *

Dr. Lynn Hazlett                                                                 *

All Directors, Director Nominees and Executive Officers as a
   Group (9 persons)............................................        18,109,447(7)                68.8%

----------
*Less than 1%

(1) Each shareholder has sole voting power and sole dispositive power with respect to all shares beneficially owned by him unless otherwise indicated.

(2)   Based upon 26,318,949 Common Shares outstanding at March 29, 2004.

(3) Hung Lay Si Co. Ltd. is a company organized under the laws of the Cayman Islands. It is wholly owned by the Quan Gung 1986 Trust, a trust formed under the laws of the Island of Jersey. The trustee of the trust is Hill Street Trustees Limited, an Island of Jersey limited liability company whose shares are wholly owned by the partners of the Mourant Group, which is a firm based in the Island of Jersey that provides trust administration services. The partners of the Mourant Group are: Richard Jeune, Ian James, Alan Binnington, James Crill, Tim Herbert, Jacqueline Richomme, Elizabeth Breen, Cyman Davies, Nicola Davies, Alastair Syvret, Edward Devenport, Jonathan Speck, Beverley Lacey, Julia Chapman, Jonathan Walker, Dominic Jones, Rupert Walker, Robert Hickling and Kevin Brennan. Hill Street Trustees Limited is the sole beneficial owner of the Hung Lay Si Co. Ltd. shares under applicable Securities and Exchange Commission ("SEC") regulations.

      The Quan Gung 1986 Trust (through Hung Lay Si Co. Ltd., its wholly owned subsidiary) beneficially owns 2,368,256 Common Shares, or approximately 9.0% of the Company's Common Shares, or approximately 67.2% of the Company's Common Shares (see Note (4) below). The Quan Gung 1986 Trust was formed under the laws of the Island of Jersey. Counsel to the trustee has informed us that, by virtue of the terms of the Trust and the laws of the Island of Jersey, the trustee cannot make disclosure of the names of the beneficiaries or settlor of the Trust in breach of the obligations placed on it and in accordance with its duties of confidentiality. Accordingly, you may never know the identity of the beneficiaries or settlors of the Quan Gung 1986 Trust.

(4) Pursuant to a Sale Agreement by and among Merle A. Hinrichs, Hung Lay Si Co. Ltd. and Hill Street Trustees Limited, dated November 27, 2003 (the "Sale Agreement"), Hung Lay Si Co. Ltd. has a right of first refusal in respect of 17,675,353 Common Shares, or 67.2% of the Company's outstanding Common Stock, 13,667,132 of which were sold by it to Mr. Hinrichs on November 27, 2003. Pending payment by Mr. Hinrichs of the purchase price for the shares to Hung Lay Si Co. Ltd. as set forth under "Change in Control" below, Hung Lay Si Co. Ltd. has a security interest in the Common Shares purchased from it by Mr. Hinrichs and the other Common Shares owned by Mr. Hinrichs. See "Change in Control" below. In addition, Mr. Hinrich is also required to pay to Hung Lay Si Co. Ltd. 50% of any cash dividend payments made on any of the Common Shares purchased from Hung Lay Si Co. Ltd., to the extent those shares are pledged to Hung Lay Si Co. Ltd. to secure Mr. Hinrich's obligation to pay the purchase price. Additionally, Mr. Hinrichs is required to obtain the prior written consent of Hung Lay Si Co. Ltd. prior to selling any of the Common Shares in which Hung Lay Si Co. Ltd. has a security interest, which consent may only be withheld if Hung Lay Si Co. Ltd. reasonably believes that its security interest is jeopardized by such sale. Hung Lay Si Co. Ltd. may be deemed to be the beneficial owner of the 17,675,353 shares in which it has a right of first refusal and a security interest under Securities and Exchange Commission rules.

(5) Harrington Trust Ltd. ("Harrington") is a trust organized under the laws of Bermuda. It is wholly-owned by the partners of one of Bermuda's largest law firms, Appleby Spurling Hunter. Harrington is the trustee of the Global Sources Employee Equity Compensation Trust (the "Trust"). Harrington administers the monies and other assets of the Trust. By virtue of its position as trustee of the Trust, Harrington has the power to vote and dispose of the Company's shares owned by the Trust.

(6) Mr. Jeffrey J. Steiner is the sole manager of The Steiner Group LLC, and as such may be deemed to beneficially own the same Common Shares owned directly or beneficially by The Steiner Group LLC. Mr. Steiner disclaims beneficial ownership of shares owned by The Steiner Group LLC, the Jeffrey Steiner Family Trust and shares owned by him as custodian for his children. The Steiner Group LLC is a Delaware limited liability company. The members are Jeffrey J. Steiner (with a 20% membership interest) and the Jeffrey Steiner Family Trust (with an 80% membership interest). The Jeffrey Steiner Family Trust is a trust created for the benefit of the issue of Jeffrey J. Steiner.

(7) Includes (a) 7,800 Common Shares held by Ron Koyich, Ms. Benecke's spouse, of which Ms. Benecke disclaims beneficial ownership, and (b) 333,461 Common Shares owned directly or beneficially by The Steiner Group LLC. Mr. Jeffrey J. Steiner, a Director of the Company, is the sole manager of The Steiner Group LLC, and as such may be deemed to beneficially own the Common Shares owned directly or beneficially by The Steiner Group LLC. Mr. Steiner disclaims beneficial ownership of shares owned by The Steiner Group LLC, the Jeffrey Steiner Family Trust and shares owned by him as custodian for his children. The Steiner Group LLC is a Delaware limited liability company. The members are Jeffrey J. Steiner (with a 20% membership interest) and the Jeffrey Steiner Family Trust (with an 80% membership interest). The Jeffrey Steiner Family Trust is a trust created for the benefit of the issue of Jeffrey J. Steiner.

      A change in control of the Company occurred on November 27, 2003. On that date, Mr. Hinrichs purchased 13,667,132 Common Shares from Hung Lay Si Co. Ltd. After giving effect to this purchase, Mr. Hinrichs owns approximately 67.2% of the outstanding Common Shares. As consideration for the purchase of the Common Shares, Mr. Hinrichs has agreed to pay to Hung Lay Si Co. Ltd. $109,337,056, payable on the earliest of (i) November 27, 2013, (ii) the date of Mr. Hinrichs' death and (iii) the day before the date on which Mr. Hinrichs becomes subject to proceedings under any bankruptcy or insolvency laws applicable to him. Mr. Hinrichs also has the right to prepay such amount at any time. Pending payment of such amount, Hung Lay Si Co. Ltd. will have a security interest in the Common Shares purchased from it by Mr. Hinrichs.

                                 PROPOSAL NO. 1

                   ELECTION OF DIRECTORS ELIGIBLE BY ROTATION

      Pursuant to the Company's Bye-Laws, one-third of the Directors shall retire from office each year by rotation, with those who have been longest in office retiring first. Those persons who became or were last appointed Directors on the same day as those retiring shall be determined by lot or by agreement. Mr. Heng and Ms. Benecke are retiring at this year's Annual General Meeting, and both of them have been nominated to be re-elected to the Board. Management has no reason to believe that either of the nominees will be unable or unwilling to serve as a Director, if elected. Should either nominee not be a candidate at the time of the Annual General Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominee and may be also voted for a substitute nominee, selected by the Board.

      Unless authority is specifically withheld, proxies will be voted for the election of the nominees named below, to serve for a three-year term and until their successors have been duly elected and have qualified. Directors shall be elected by a majority of the votes cast, in person or by proxy, at the Meeting. The remaining Directors will continue to serve until they are retired by rotation at the 2005 Annual General Meeting of Shareholders of the Company and the 2006 Annual General Meeting of Shareholders of the Company.

      The names of the nominees and certain biographical information concerning them are set forth below:

                                                               First Year Became
Name                                                              a Director
----                                                              ----------

Eddie Heng Teng Hua..................................                2000
Sarah Benecke........................................                2000

      Mr. Heng has been the Chief Financial Officer (previously entitled vice president of finance) since April 1994 and has been a Director of the Company since April 2000. He joined the Company in August 1993 as deputy to the vice president of finance. He received an MBA from Shiller International University in London in 1993, is a CPA, a member of the Institute of Certified Public Accountants, Singapore, and a Fellow Member of The Association of Chartered Certified Accountants in the United Kingdom. Prior to joining us, he was the regional financial controller of Hitachi Data Systems, a joint venture between Hitachi and General Motors.

      Ms. Benecke has been a Director of the Company since April 2000, and, since 1993, has been a director of Trade Media Holdings Ltd., a Cayman Islands corporation wholly-owned by the Company ("Trade Media"). Ms. Benecke was the Company's principal executive officer from January 1994 through August 1999. She joined the Company in May 1980 and served in numerous positions, including publisher from 1988 to December 1992 and chief operating officer in 1993. Ms. Benecke is also a director of Hintak Ltd. (Hong Kong). She graduated with a B.A. from the University of New South Wales, Australia.

      The names and certain information of the Directors whose terms expire at the 2005 and 2006 Annual General Meeting of Shareholders of the Company are set forth below:

                                     First Year Became                 Year Term
Name                                     a Director                     Expires
----                                     ----------                     -------
David F. Jones.................             2000                         2005
Dr. H. Lynn Hazlett............             2000                         2005
Merle A. Hinrichs..............             2000                         2006
Roderick Chalmers..............             2000                         2006
Jeffrey J. Steiner.............             1999                         2006

      Mr. Jones has been a Director of the Company since April 2000. Mr. Jones was an executive at MacQuarie Direct Investment, a venture capital firm in Sydney, Australia from 1994 to August 1999. He founded and ran UBS Capital in Australia from July 1999 to September 2003. He is currently a director of the following companies: Castle Harlan Australian Mezzanine Partners Pty. Limited, an Australian buyout firm; Otowa Pty Ltd.; Sheridan Australia Pty Ltd., Austar United Ltd., New Price Retail and Penrice Soda Products Pty Ltd. Mr. Jones has an MBA from Harvard Business School and is a mechanical engineering graduate from the University of Melbourne.

      Dr. Hazlett has been a Director since October 2000. He was a former chief executive officer and president of QRS Corporation, a leading U.S.-based provider of supply chain management solutions to the retail industry, until his retirement in 2000. He previously managed Supply Chain Associates, an international consulting firm until 1997. Prior to that he was corporate vice president at VF Corporation, a U.S. apparel company, from 1989 to 1994. Dr. Hazlett has a doctorate in Economics and Automated Systems from George Washington University.

      Mr. Hinrichs has been a Director of the Company since April 2000 and is currently its Chairman and Chief Executive Officer. A co-founder of the business, he was the principal executive officer of Trade Media from 1971 through 1993 and resumed that position in September 1999. From 1994 to August 1999, Mr. Hinrichs was chairman of the ASM Group, which included Trade Media. Mr. Hinrichs is a director of Trade Media and has also been the Chairman of the Board of Trade Media. Mr. Hinrichs graduated from the University of Nebraska and Thunderbird, the American Graduate School of International Management ("Thunderbird"). Mr. Hinrichs is a co-founder and former chairman of the Society of Hong Kong Publishers. He is a member of the board of trustees of Thunderbird and is a board member of the Economic Strategy Institute.

      Mr. Chalmers has been a Director of the Company since October 2000. He was chairman, Asia-Pacific, of PricewaterhouseCoopers ("PwC") and a member of PwC's Global Management Board from 1998 until his retirement in July 2000. He is a 30-year veteran with PwC merger partner Coopers & Lybrand with specialist experience in the securities industry. He has at various times been a non-executive director of the Hong Kong Securities and Futures Commission, a member of the Takeovers and Mergers Panel, and chairman of the Working Group on Financial Disclosure. He is a director of Gasan Group Limited (Malta) and of Gasan Mamo Insurance Co. Ltd. (Malta).

      Mr. Steiner has been a Director of the Company since November 1999. Mr. Steiner also has been a director of The Fairchild Corporation ("Fairchild") since 1985. He has been the chairman of the board and chief executive officer of Fairchild since December 1985. Mr. Steiner was president of Fairchild from July 1991 to September 1998.

      In 2003, Mr. Jeffrey Steiner was convicted in France on a charge of unjustified use (in 1990) of the corporate funds of Elf Acquitaine, which is a criminal offense in France. Mr. Steiner was given a suspended sentence of one year and ordered to pay a fine of (euro)500,000 by the French court.

Committees of the Board

      The Company has a separately-designated standing audit committee (the "Audit Committee") established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The members of the Audit Committee are David Jones, Roderick Chalmers and Lynn Hazlett. None of the Audit Committee members is an "affiliate" of the Company.

      The Audit Committee's charter, a copy of which is attached hereto as Annex A, provides that the Audit Committee shall consist of at least three members, all of whom shall, in the opinion of the Board, be "independent" in accordance with the requirements of the SEC and Nasdaq. Members of the Audit Committee shall be considered independent if they have no relationship to the Company which, in the opinion of the Board of Directors, would interfere with the exercise of his or her judgment independent of the Company's management.

      The primary functions of the Audit Committee consist of:

      a. Ensuring that the affairs of the Company are subject to effective internal and external independent audits and control procedures;

      b. Approving the selection of internal and external independent auditors annually,

      c.    Reviewing all Forms 20-F, prior to their filing with the SEC.

      d. Conducting appropriate reviews of all related party transactions for potential conflict of interest situations on an ongoing basis and approving such transactions, if appropriate.

      The Audit Committee held four meetings in the fiscal year ended December 31, 2003.

      The Board has also established an executive committee, and Merle Hinrichs and Eddie Heng serve as members thereof. The executive committee acts for the entire Board between Board meetings.

Board Meetings

      The Board held a total of four meetings during the fiscal year ended December 31, 2003. None of the incumbent Directors attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by all committees of the Board on which (s)he served.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

                                   MANAGEMENT

Executive Officers of the Company

      The names, positions and certain biographical information of the executive officers of the Company who are not Directors are set forth below.

Name                                                         Position
----                                                         --------
J. Craig Pepples...........................            Chief Operating Officer
Bill Georgiou..............................            Chief Information Officer

      Mr. Pepples has been our Chief Operating Officer since June 1999 and is responsible for our worldwide operations, including interactive media, corporate marketing, community development, information services, human resources and finance. Mr. Pepples joined Trade Media in October 1986 in an editorial capacity, managed Trade Media's sales in China from 1989 to 1992, and served as country manager for China from 1992 to June 1999. Mr. Pepples graduated with a B.A. in Linguistics from Yale University.

      Mr. Georgiou was appointed our Chief Information Officer (previously Chief Technology Officer) in January 2001. Mr. Georgiou has had over 20 years' experience in information technology, most recently as a consultant with 3Com Technologies during 2000 and as IT Director with Park N'Shop (HK) Ltd., a subsidiary company of A.S. Watson from 1999 to 2000. He received his B.Ec. (Honours degree) and M.B.A. from the University of Adelaide.

Compensation of Directors and Executive Officers

      For the year ended December 31, 2003, the Company and its subsidiaries provided its nine Directors and executive officers as a group aggregate remuneration, pension contributions, allowances and other benefits of approximately $2,370,591, including the non-cash compensation of $301,013 associated with the share award and equity compensation plans. Of that amount, $195,000 was paid under a performance based, long-term discretionary bonus plan which the Company implemented in 1989 for members of its senior management. Under the plan, members of senior management may, at the discretion of the Company, receive a long-term discretionary bonus payment. The awards, which are payable in either five or ten years time, are paid to a member of senior management if his or her performance is satisfactory to the Company. There are five current members of senior management and four former members of senior management who may receive payments on maturity.

      In 2003, the Company and its subsidiaries incurred $30,079 in costs to provide pension, retirement or similar benefits to their respective officers and Directors pursuant to the Company's retirement plan and pension plan.

Employment Agreements

      We have employment agreements with Merle A. Hinrichs under which he serves as the chairman and chief executive officer of the Company and President of one of its subsidiaries. The agreements contain covenants restricting Mr. Hinrichs' ability to compete with us during his term of employment and preventing him from disclosing any confidential information during the term of his employment agreement and for a period of three years after the termination of his employment agreement. In addition, the Company retains the rights to all trademarks and copyrights acquired and any inventions or discoveries made or discovered by Mr. Hinrichs in the course of his employment. Upon a change of control, if Mr. Hinrichs is placed in a position of lesser stature than that of a senior executive officer, a significant change in the nature or scope of his duties is effected, Mr. Hinrichs ceases to be a member of the Board or there is a breach of those sections of his employment agreements relating to compensation, reimbursement, title and duties or termination, each of the Company and the subsidiary shall pay Mr. Hinrichs a lump sum cash payment equal to five times the sum of his base salary prior to the change of control and the bonus paid to him in the year preceding the change of control. The agreements may be terminated by either party by giving six months notice.

      We have employment agreements with each of our executive officers. Each employment agreement contains a non-competition provision, preventing the employee from undertaking or becoming involved in any business activity or venture during the term of employment without notice to us and our approval. The employee must keep all of our proprietary and private information confidential during the term of employment and for a period of three years after the termination of the agreement. We can assign the employee to work for another company if the employee's duties remain similar. In addition, we retain the rights to all trademarks and copyrights acquired and any inventions or discoveries made or discovered by the employee during the employee's term of employment. Each employment agreement contains a six month's notice provision for termination, and does not have a set term of employment. Bonus provisions are determined on an individual basis.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Until November 27, 2003, Hung Lay Si Co. Ltd. was the Company's controlling shareholder. However, a change in control of the Company occurred on November 27, 2003. On that date, Mr. Hinrichs purchased 13,667,132 Common Shares from Hung Lay Si Co. Ltd. After giving effect to this purchase, Mr. Hinrichs owns approximately 67.2% of the outstanding Common Shares. As consideration for the purchase of the Common Shares, Mr. Hinrichs has agreed to pay to Hung Lay Si Co. Ltd. $109,337,056, payable on the earliest of (i) November 27, 2013, (ii) the date of Mr. Hinrichs' death, and (iii) the day before the date on which Mr. Hinrichs becomes subject to proceedings under any bankruptcy or insolvency laws applicable to him. Mr. Hinrichs also has the right to prepay such amount at any time. On December 31, 2003, the Company had $11,404,000 in net intercompany obligations due to Hung Lay Si Co. Ltd. The intercompany obligations due to Hung Lay Si Co. Ltd. arose from:

      o the transfer of intangibles, including copyrights for magazines, from Hung Lay Si Co. Ltd. to us after our re-incorporation in the Cayman Islands in 1983; and

      o allocations of operating expenses from Hung Lay Si Co. Ltd. and its affiliates to us prior to year 2000.

      Effective January 1, 2000, we executed an unsecured promissory note in the principal amount of $11,404,000 to establish the repayment terms of these intercompany obligations owed to Hung Lay Si Co. Ltd. On January 1, 2005, we will begin repayment of this promissory note by making quarterly payments of principal and interest over the following ten years. Interest will accrue beginning on January 1, 2005 at the U.S. Federal Funds rate on the following business day and will be adjusted quarterly. For each subsequent interest period, the interest rate will be the U.S. Federal Funds rate on the first business day of the applicable calendar quarter. If we fail to make a timely payment, the interest rate on that payment will be adjusted quarterly to equal 2% over the U.S. Federal Funds rate on the first business day of each calendar quarter that payment and the accrued but unpaid interest are outstanding until that payment is made. The interest that accrues on the unpaid amount will be payable quarterly unless Hung Lay Si Co. Ltd. demands immediate payment. If we fail to make a payment, Hung Lay Si Co. Ltd. may also accelerate the promissory note and demand full payment.

      We lease approximately 90,157 square feet of our office facilities from our former affiliated companies under cancelable and non-cancelable operating leases and incur building maintenance services fees to those former affiliated companies. We incurred rental and building services expenses of $756,428 during the year ended December 31, 2003. We also receive legal, secretarial and treasury management consultancy services from our former affiliated companies. The expenses incurred for these services during the year ended December 31, 2003 totaled $258,677.

      On March 17, 2000 we entered into a revolving credit facility with Bank of Bermuda (Isle of Man) Limited. The credit facility has a term of one year and provides for borrowings of up to $25.0 million, with minimum borrowings of $1.0 million. The lender may request security from time to time to secure borrowings under the credit facility. The credit facility bears interest, payable quarterly in arrears, at the London Inter-Bank Market Rate plus 0.5%. The credit facility may be used for investments, working capital and general corporate purposes. If any payment is not made when due, the interest rate will increase by 2% on the aggregate amount outstanding and will be payable in arrears and, if not paid when due, will be compounded. The loan may not be prepaid prior to the end of any quarter, but if the bank notifies us of its intention to charge a maintenance fee to cover its costs for the facility, we may prepay without penalty the amount outstanding within seven days of the bank's notice. When we entered into the credit facility, we paid the bank an arrangement fee of approximately $16,000. Hung Lay Si Co. Ltd. has guaranteed all of our obligations under the credit facility. We repaid the loan by December 31, 2001.

      On March 20, 2002, the credit facility was renewed for $10.0 million for one year subject to the same terms and conditions as applicable to the original facility. We did not draw on that facility during the year 2002.

      On March 7, 2003 the credit facility was renewed for $10.0 million for a further one year period subject to the same terms and conditions as applicable to the original facility. We did not draw on the credit facility during the year 2003 and we did not renew the credit facility for 2004.

      We also hold a Documentary Credit facility with the Hongkong and Shanghai Banking Corporation Limited, for providing documentary credits to our suppliers. As of December 31, 2002, this facility had a maximum limit of $0.8 million. One of our former fellow subsidiaries has guaranteed our obligations under the credit facility. This facility was renewed on June 27, 2003 for a maximum of $576,923 and, at the time of renewal, the guarantee given by our former fellow subsidiary was released. The largest amount outstanding under this facility during the 2003 fiscal year, prior to the renewal date, was $474,810.

      For further information on these transactions, see notes to our audited consolidated financial statements enclosed herewith.

      Our management believes these transactions are commercially reasonable in the jurisdictions where it operates and for employees where they reside or work.

                                 PROPOSAL NO. 2

                  FIXING BOARD SIZE AND TREATMENT OF VACANCIES

      Pursuant to Bye-Law 89 of the Company's Bye-Laws, the Company shall determine the minimum and maximum number of Directors at the Annual General Meeting of Shareholders.

Change of Size of the Board

      The Company's Bye-Laws currently provide for a minimum of two (2) Directors on the Board of Directors. In October 2000, the Company's shareholders established the maximum size of the Board at nine (9) members. In each of the last three years, the shareholders voted to maintain the number of Directors constituting the Board at nine (9) Directors. This proposal would continue to maintain the number of Directors constituting the entire Board of the Company at nine (9) Directors.

      The Company believes that having nine (9) Directors is necessary for the Company to comply with the Nasdaq Stock Market requirements that a listed company maintain a certain number of independent directors on its Board and certain of its committees, while retaining as Directors officers and members of the Company's management who are familiar with the Company. Since the Annual General Meeting in October 2000, where the shareholders agreed to permit the Board to fill casual vacancies, the shareholders have continued to give the Board the authority to appoint additional Directors without a vote of shareholders.

Authorization of Directors to Fill Casual Vacancies

      At the Annual General Meeting in October 2000, the shareholders approved a proposal to allow casual vacancies on the Board to be filled by the Board. This proposal was again approved in each of the last three years. This proposal would allow the remaining vacant directorships to be casual vacancies and would authorize the Board to fill those vacancies as and when it deems fit.

Recommendation of the Board of Directors

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO FIX THE NUMBER OF DIRECTORS AT NINE (9) DIRECTORS, TO DECLARE THAT ANY REMAINING VACANCIES BE CASUAL VACANCIES AND TO AUTHORIZE THE BOARD TO FILL ANY SUCH CASUAL VACANCIES.

                                 PROPOSAL NO. 3

                       APPOINTMENT OF INDEPENDENT AUDITORS

      Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted FOR the appointment Ernst & Young as the independent auditors of the Company to hold office until the close of the next annual general meeting at a remuneration to be negotiated by management and approved by the Board. A representative of that firm, which served as the Company's independent auditors during the year preceding the Annual General Meeting, is expected to be present at the Annual General Meeting and, if he so desires, will have the opportunity to make a statement, and in any event will be available to respond to appropriate questions. Ernst & Young has advised the Company that it does not have any direct or indirect financial interest in the Company, nor has such firm had any such interest in connection with the Company during the past fiscal year other than in its capacity as the Company's independent auditors.

Audit Fees

      Audit fees billed to the Company by Ernst & Young for the fiscal years ended December 31, 2002 and December 31, 2003, for review of the Company's annual financial statements, review of the Company's quarterly financial statements filed with the SEC and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years, totaled approximately $141,309 and $203,790, respectively.

Audit-Related Fees

      There were no audit-related fees billed to the Company by Ernst & Young for the fiscal years ended December 31, 2002 and December 31, 2003 for assurance and related services by Ernst & Young.

Tax Fees

      There were no tax fees to the Company for the fiscal year ended December 31, 2002. Tax fees to the Company for the fiscal year ended December 31, 2003, for tax compliance, tax advice and tax planning, totaled approximately $3,000 and consisted of preparation of tax returns and filing fees for a subsidiary.

All Other Fees

      Fees billed to the Company by Ernst & Young during the fiscal year ended December 31, 2002 and December 31, 2003, for products and services not included in the foregoing categories, totaled approximately $27,917 and $94,036, respectively, and consisted mainly of cyber process certification for the Company's management's assertions on the computation of the number of Community membership, security consultancy services for the review of network infrastructure, mail server review and outsourced security management services.

      The audit committee has approved 100% of the services described above under Tax Fees and All Other Fees.

Recommendation

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S INDEPENDENT AUDITORS UNTIL THE NEXT ANNUAL GENERAL MEETING.

                             SOLICITATION STATEMENT

      The Company shall bear all expenses in connection with the solicitation of proxies. In addition to the use of the mails, solicitations may be made by the Company's regular employees, by telephone, telegraph or personal contact, without additional compensation. The Company shall, upon their request, reimburse brokerage houses and persons holding Common Shares in the names of their nominees for their reasonable expenses in sending solicited material to their principals.

                                  OTHER MATTERS

      There is no business other than that described above to be presented for action by the shareholders at the Meeting.

                              SHAREHOLDER PROPOSALS

      In order to be considered for inclusion in the proxy materials to be distributed in connection with the next annual meeting of shareholders of the Company, shareholder proposals for such meeting must be submitted to the Company no later than December 17, 2004. Shareholder proposals may only be submitted by shareholders or nominee holders that hold of record at least 1% of the Company's Common Shares entitled to vote on such matter.

                          AUDITED FINANCIAL STATEMENTS

      The Company has sent, or is concurrently sending, all of its shareholders of record as of the Record Date a copy of its audited financial statements for the fiscal year ended December 31, 2003.

                                                     By Order of the Company,

                                                     ONG MEI LING,
                                                     Secretary
Dated:      Hamilton, Bermuda
            April 16, 2004

                                                                         Annex A

                             Audit Committee Charter

                                       for

                               Global Sources Ltd.

--------------------------------------------------------------------------------

                                Mission Statement

The Audit Committee will review the financial reporting process, the system of internal control, the audit process, and the Company's process for monitoring compliance with laws and regulations and with the code of conduct. In performing its duties, the Audit Committee will maintain effective working relationships with the Board of Directors (and assist it with its oversight responsibilities), management, and the external auditors. To effectively perform his or her role, each Audit Committee member will obtain an understanding of the detailed responsibilities of Committee membership as well as the Company's business, operations, and risks.

                                   Composition

The Audit Committee shall be composed of a minimum of three directors, each of whom shall be, in the opinion of the Board, independent as defined by the Securities and Exchange Commission ("SEC") and Nasdaq regulations. Each member shall be free from any relationship that would, in the Board's opinion, interfere with the exercise of his or her judgment independent of the Company's management. No member shall have participated in the preparation of the financial statements of the Company or any of its subsidiaries at any time during the past three years.

The members of the Audit Committee shall have a working familiarity with basic finance and accounting practices and shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement. At least one member of the Committee shall have past accounting/ financial management related expertise as required by SEC and Nasdaq regulations.

No one may serve as a member of the Audit Committee if he/she or anyone in his/her immediate family is an officer or employee of the Company (or any of its affiliates) or has been an officer of employee of the Company (or any of its affiliates) in the last three years; or if he/she is an executive officer of an organization for whose audit committee any executive officer of the Company serves as a member.

If a member (or any organization in which such member is a partner, controlling shareholder or executive officer) has (or in the last three years, has had) a business relationship with the Company (including a commercial, industrial banking, consulting, legal, accounting or other relationship), the Board of Directors shall specifically determine that, in the Board of Directors' best judgment, such business relationship does not interfere with the member's exercise of independent judgment. In making this determination, the Board of Directors shall consider, among other things, the materiality of the relationship with the Company and to the member and, if applicable, to the organization with which the member is affiliated.

                                  Organization

Subject to the approval of the Board of Directors of the Company, in seeking to fulfill the above objectives the Audit Committee shall have the following powers and duties. The Audit Committee shall:

o     Be governed in accordance with the Bye-Laws of the Company;

o     Appoint a Chairman of the Committee (the "Chairman");

o Authorize investigations, and hire independent counsel and accountants to assist in investigations, as it determines necessary to carry out its duties;

o Provide for funding for advisors and ordinary administrative expenses of the Audit Committee that the Committee deems necessary or appropriate;

o Have the power and authority to take all other actions it deems appropriate consistent with this Charter, the Company's Bye-laws and governing law, as the Committee or the Board deems necessary or appropriate;

o Meet with the independent accountants at least twice during each year at the call of the Chairman and at such other times that the Chairman may deem necessary or appropriate for any reason including a request of the independent accountants; and

o     Review this Charter annually.

                           Roles and Responsibilities

Internal Control

o Evaluate whether management is setting the appropriate tone at the top by communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities;

o Focus on the extent to which external auditors review computer systems and applications, the security of such systems and applications, and the contingency plan for processing financial information in the event of a systems breakdown;

o Gain an understanding of whether internal control recommendations made by external auditors have been implemented by management; and

o Ensure that the external auditors keep the Audit Committee informed about fraud, illegal acts, deficiencies in internal controls, and certain other matters.

                               Financial Reporting

General

o Review significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements;

o Obtain an understanding of the key areas of significant business and financial risk, and

o Ask management and external auditors about significant business and financial risks and exposures and the plans to minimize such risks.

                           Annual Financial Statements

o Review the annual financial statements and determine whether they are complete and consistent with the information known to the Audit Committee, and assess whether the financial statements reflect appropriate accounting principles;

o Pay particular attention to complex and/ or unusual transactions such as restructuring charges and derivative disclosures;

o Focus on judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting and disclosure of environmental liability; litigation reserves; and other commitments and contingencies;

o Meet with management and the external auditors to review the financial statements and the results of the audit;

o Consider management's handling of proposed audit adjustments identified by the external auditors;

o Review the MD&A and other sections of the annual report before its release and consider whether the information is adequate and consistent with members' knowledge about the Company and its operations;

o Ensure that the external auditors communicate certain required matters to the Audit Committee; and

o Recommend to the Board of Directors the amendment or approval for issuance of the annual financial statements.

                          Interim Financial Statements

o Be briefed on how management develops and summarizes quarterly financial information, the extent of internal audit involvement, the extent to which the external auditors review quarterly financial information, and whether that review is performed on a pre-or post-issuance basis;

o Meet with management and, if a pre-issuance review was completed, with the external auditors, either telephonically or in person, to review the interim financial statements and the results of the review;

o To gain insight into the fairness of the interim statements and disclosures, obtain explanations from management and from the external auditors on whether:

      o Actual financial results for the quarter or interim period varied significantly from budgeted or projected results;

      o Changes in financial ratios and relationships in the interim financial statements are consistent with changes in the Company's operations and financing practices;

      o Generally accepted accounting principles have been consistently applied;

      o There are any actual or proposed changes in accounting or financial reporting practices;

      o There are any significant or unusual events or transactions, and that these have been appropriately disclosed;

      o The Company's financial and operating controls are functioning effectively;

      o The Company has complied with the terms of loan agreements, covenants, restrictions or security indentures and all regulatory restrictions and requirements; and

      o The interim financial statements contain adequate and appropriate disclosures.

o Ensure that the external auditors communicate matters to the Committee that are required to be communicated pursuant to SEC or Nasdaq regulations.

                      Compliance with Laws and Regulations

o Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities;

o Periodically obtain updates from management, general counsel, and tax director regarding compliance;

o Be satisfied that all regulatory compliance matters have been considered in the preparation of the financial statements; and

o Review the findings of any examinations by regulatory agencies such as the SEC.

                         Compliance with Code of Conduct

o Ensure that a code of conduct is formalized in writing and that all employees are aware of it;

o Evaluate whether management is setting the appropriate tone at the top by communicating the importance of the code of conduct and the guidelines for acceptable business practices;

o     Review the program for monitoring compliance with the code of conduct; and

o Periodically obtain updates from management and general counsel regarding compliance.

                                 Internal Audit

Review the activities and the effectiveness of management in establishing and maintaining adequate internal controls for financial reporting, and considering from time to time the appropriateness or otherwise of establishing an Internal Audit function.

                                 External Audit

o As the representatives of the Board of Directors of the Company and the shareholders, have the sole authority regarding, and be directly responsible for (a) the selection of the independent auditing firm for the shareholders of the Company to appoint or re-appoint, in accordance with and so long as required by Bermuda law, (b) review the performance of the external auditors; and (c) the compensation, oversight and termination of, as well as funding for, the independent auditors for the purpose of preparing or issuing an audit report as related work, or any non-audit work, subject, if applicable, to shareholder ratification;

o Annually request a formal written statement from the independent auditors delineating all relationships between the independent auditors and the Company, including fees paid by the Company to the independent auditors, in accordance with SEC and Nasdaq regulations;

o Actively engage in a dialogue with the independent auditors regarding all relationships between the auditors and the Company's management that, in the Committee's judgment, may impact on the objectivity an independence of the auditors;

o Review and confirm the independence of the external auditors by reviewing the non-audit services provided and the auditors' assertion of their independence in accordance with professional standards, and take appropriate action in response to the independent auditors' report to satisfy itself of the auditors' independence;

o     Review the external auditors' proposed audit scope and approach;

o Ensure that significant findings and recommendations made by the external auditors are received and discussed on a timely basis;

o Resolve disagreements between management and the auditor regarding financial reporting; and

o     Have the external auditors report directly to the Audit Committee.

                              Conflicts of Interest

o Conduct an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and approve such transactions, if appropriate.

                             Other Responsibilities

o Meet with the external auditors and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately;

o Review, with the Company's counsel, any legal matters that could have a significant impact on the Company's financial statements;

o Review the policies and procedures in effect for considering officers' expenses and perquisites;

o If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist;

o Perform other oversight functions as requested by the full Board of Directors; and

o Review and update the Charter; receive approval of changes from the Board of Directors.

                           Reporting Responsibilities

o Regularly update the Board of Directors about Audit Committee activities and make appropriate recommendations.

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY     Please
THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE SPECIFIED,      Mark Here
THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.                for Address    |_|
                                                              Change or
                                                              Comments
                                                              SEE REVERSE SIDE

To convene the Annual General Meeting ("AGM") of the Company on Monday, May 10, 2004 at 10:15 a.m. Local Time at The Ritz Carlton, Hong Kong, Chater Room II, Function Room Level B1, Connaught Road, Central, Hong Kong, S.A.R. China, for the following purposes:

1. To re-elect two members of the Board of Directors (the "Board") who are retiring by rotation and, being eligible, offering themselves for re-election.

      01 Eddie Heng Teng Hua, 02 Sarah Benecke

                 FOR                                 WITHHOLD
            ALL NOMINEES                        FROM ALL NOMINEES

                 |_|                                   |_|

________________________________________________________________________________
To withhold authority to vote for any nominee(s), print name(s) above.

2. To fix the number of directors that comprise the whole Board at nine (9) persons, declare any vacancies on the Board to be casual vacancies and authorize the Board to fill these vacancies on the Board as and when it deems fit.

        FOR                     AGAINST                    ABSTAIN

        |_|                       |_|                        |_|

3. To re-appoint Ernst & Young as the Company's independent auditors until the next annual general meeting.

        FOR                     AGAINST                    ABSTAIN

        |_|                       |_|                        |_|

Dated:____________________________________________________________________, 2004


________________________________________________________________________________
                                    Signature


________________________________________________________________________________
                            Signature if held jointly

NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.

--------------------------------------------------------------------------------
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

                               GLOBAL SOURCES LTD.

                Proxy for Annual General Meeting of Shareholders
                                  May 10, 2004

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned shareholder of Global Sources Ltd., a Bermuda corporation, does hereby constitute and appoint Ong Mei Ling, Sarah Benecke and each of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name, place and stead of the undersigned, to vote all Common Shares of Global Sources Ltd. which the undersigned would be entitled to vote if personally present at the 2004 Annual General Meeting of Shareholders of Global Sources Ltd. to be held at at The Ritz Carlton, Hong Kong, Chater Room II, Function Room Level B1, Connaught Road, Central, Hong Kong, S.A.R. China, on Monday, May 10, 2004 at 10:15 a.m., local time, or at any adjournment or adjournments thereof.

      The undersigned hereby revokes any proxy or proxies heretofore given and acknowledges receipt of a copy of the Notice of Annual General Meeting and Proxy Statement, both dated April 16, 2004, and a copy of the Company's audited financial statements for the fiscal year ended December 31, 2003.

                    (To Be Dated And Signed On Reverse Side)

________________________________________________________________________________
    Address Change/Comments (Mark the corresponding box on the reverse side)
________________________________________________________________________________



________________________________________________________________________________

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